Exhibit 16.2

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

September 8, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sierra Wireless Inc. and, under the date of February 29, 2016, we reported on the consolidated financial statements of Sierra Wireless Inc. as of December 31, 2015 and 2014 and for each of the years in the three year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015. On March 17, 2016, we were dismissed. We have read Sierra Wireless Inc.’s statements included in its Registration Statement on Form F-4 under the heading “Change in Sierra Wireless Accountants” and we agree with such statements, except that we are not in a position to agree or disagree with Sierra Wireless Inc.‘s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Sierra Wireless Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.